Exhibit 3.1(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Incorporation-For Profit (15 Pa.C.S.)

Business-stock (§ 1306)

1.	The name of the corporation is Riverview Financial Corporation (the “Corporation”).

2.	The address of the Corporation’s current registered office in this Commonwealth is 3rd and Market Streets, P.O. Box A, Halifax, Dauphin County, Pennsylvania 17032.

3.	The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).

4.	The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the BCL.

5.

a.	The aggregate number of shares that the Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock, no par value per share, three million shares (3,000,000) of preferred stock, no par value per share (the “Preferred Stock”) and 1,348,809 shares of non-voting common stock, no par value per share (the “Non-Voting Common Stock”).

b.	The Board of Directors may issue, in one or more classes or series, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors. Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of Preferred Stock, (i) the number of shares of stock of any such class or series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such class or series then outstanding) by a resolution or resolutions adopted by the Board of Directors; and (ii) Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued Preferred Stock, shall be unclassified as to class or series and may thereafter, subject to the provisions of this Article 5 and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such class or series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.

c.	Non-Voting Common Stock

1.	Definitions.

a.	“Affiliate” has the meaning set forth in 12 C.F.R. § 225.2(a) or any successor provision.

b.	“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.

c.	“Board of Directors” means the board of directors of the Corporation.

d.	“Business day” means any day other than a Saturday or a Sunday or a day on which banks in the Commonwealth of Pennsylvania are authorized or required by law, executive order or regulation to close.

e.	“Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock.

f.	“Common Stock” means the voting common stock of the Corporation, no par value.

g.	“Conversion” has the meaning set forth in Section 5.

h.	“Corporation” means Riverview Financial Corporation, a Pennsylvania corporation.

i.	“Dividends” has the meaning set forth in Section 3.

j.	“Exchange Agent” means American Stock Transfer & Trust Company, LLC, solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

k.	“Liquidation Distribution” has the meaning set forth in Section 4.

l.	“Mandatory Conversion Date” means, with respect to shares of Series A Preferred Stock, the date upon which the amendment to the Articles of Incorporation to authorize a class of Non-Voting Common Stock, as approved by the shareholders of the Corporation, is filed with the Pennsylvania Department of State, which filing shall be made by the Corporation no later than three business days following the Shareholder Approval Date.

m.	“Non-Voting Common Stock” has the meaning set forth in Section 2.

n.	“Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (vi) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

o.	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

p.	“Series A Preferred Stock” means the series of shares of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” which were automatically converted into shares of Non-Voting Common Stock on the Mandatory Conversion Date.

q.	“Shareholder Approval Date” means the date of shareholder approval of an amendment to the Articles of Incorporation authorizing a class of Non-Voting Common Stock in an amount of shares sufficient to permit the full conversion of the Series A Preferred Stock into shares of Non-Voting Common Stock.

r.	“Voting Security” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision.

2.	Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock” (the “Non-Voting Common Stock”). The number of authorized shares of the Non-Voting Common Stock shall be 1,348,809 shares. The Non-Voting Common Stock shall have no par value. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3.

Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4.	Liquidation.

a.	Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

b.	Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidating Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

c.	Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.	Conversion.

a.	General.

i.	A holder of Non-Voting Common Stock shall be permitted to convert, or, upon the written request of the Corporation, shall convert, shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that, upon such conversion, the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than a percentage of the Common Stock or of any class of Voting Securities issued by the Corporation, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock), that is greater than (i) an amount approved by the Board of Directors; and (ii) an amount that is approved in accordance with applicable regulatory requirements. In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

ii.	Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer.

iii.	To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

iv.	All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non- assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

b.	Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will use its best efforts to take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

c.	No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6.	Adjustments.

a.	Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

b.

Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

c.	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7.	Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with and into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

8.	Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

9.	Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.

10.

Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (ii) decrease the authorized number of shares of Non-Voting Common Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the

Corporation offers to repurchase shares of Common Stock from its shareholders in general, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11.	Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

12.	Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13.	Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.

14.	No Preemptive Rights. The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.

15.	Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16.	Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

6.	The term of the Corporation’s existence is perpetual.

7.	The Board of Directors shall consist of not more than 25 or less than 7 directors, as fixed by resolution of the Board of Directors from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. The term of office of the initial Class I directors shall expire at the first annual meeting of the shareholders of the Corporation following the filing of these Articles of Incorporation (the “Effective Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders of the Corporation following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders of the Corporation following the Effective Date. After the initial term of each Class expires, the term of office of each Class shall be three (3) years, so that the term of office of one Class of directors shall expire each year when their respective successors have been duly elected and qualified. At each annual meeting of the shareholders of the Corporation, the directors elected to succeed those whose terms then expire shall be identified as being of the same Class as the directors they succeed. If for any reason a vacancy occurs, such vacancy may be filled by a majority vote of the remaining members of the board, and any such director appointed to fill such a vacancy shall serve until the expiration of the term of office for the Class in which such vacancy existed.

8.	Cumulative voting shall not exist with respect to the election of directors or otherwise.

9.	No holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options or warrants to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities, options, warrants or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board of Directors, in its discretion, shall deem advisable.

10.

a.	In discharging the duties of their respective positions, the Board of Directors, committees of the Board and individual directors may, in considering the best interests of the corporation, consider to the extent they deem appropriate:

i.	The effect of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the Corporation, and upon communities in which offices or other establishments of the Corporation are located;

ii.	The short-term and long-term interests of the Corporation, including benefits that may accrue to the Corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the Corporation;

iii.	The resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the Corporation; and

iv.	All other pertinent factors.

b.	The Board of Directors, committees of the Board and individual directors shall not be required, in considering the best interests of the Corporation or the effects of any action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

11.

c.	Except as set forth in clause 12.3 below, the affirmative vote of at least seventy percent (70%) of the outstanding shares of the Corporation entitled to vote at a meeting duly called and held, or such greater vote of shareholders as shall be required by law, shall be required to approve:

i.	any merger or consolidation of the Corporation with or into any other corporation, person or entity, pursuant to which the approval of the shareholders of the Corporation would be required under the BCL then in effect;

ii.	any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

iii.	any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

iv.	any transaction similar to, or having similar effect as, any of the foregoing transactions.

d.	The Board of Directors of the Corporation shall have the power and duty to determine, for purposes of clause 12.1(iv), on the basis of information known to the Board, if any transaction is similar to, or has an effect similar to, any of the transactions identified in clauses 12.1(i) through (iii) of this Article 12. Any such determination shall be conclusive and binding for all purposes of this Article 12.

e.	The provisions of this Article 12 shall not apply to any transaction which is approved in advance by seventy percent (70%) of the members of the Board of Directors of the Corporation who have been in office for at least one year (or, if the Corporation has been in existence less than one year at the time of the proposed transaction, since the inception of the Corporation), at a meeting duly called and held, in which case approval of any such transaction shall be obtained in accordance with the applicable provisions of the BCL.

12.

a.	A Director of the Corporation shall not be personally liable for monetary damages for any action taken or any failure to take any action, except to the extent that exemption from liability for monetary damages is not permitted under the laws of the Commonwealth of Pennsylvania as now or hereafter in effect. The provisions of this Section 13.1 are intended to exempt the directors of the Corporation from liability for monetary damages to the maximum extent permitted under the BCL or under any other law now or hereafter in effect.

b.	Without limitation of Subsection 13.1, a director of the Corporation shall not be personally liable for monetary damages for any action taken or any failure to take any action unless: (i) the Director has breached or failed to perform the duties of his office under the BCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of the preceding sentence shall not exempt a director from: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a Director for the payment of taxes pursuant to local, state or federal law.

13.

a.	No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a duly called meeting, and the power of the shareholders of the corporation to consent in writing to action without a meeting is specifically denied.

b.	A special meeting of the shareholders of the Corporation may be called only by (i) the Chief Executive Officer of the Corporation, (ii) the Executive Committee of the Board of Directors, or (iii) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole Board of Directors. Special meetings may not be called by shareholders.

c.	The authority to make, amend, alter, change or repeal the bylaws of the Corporation is hereby expressly and solely granted to and vested in the Board of Directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of the Corporation by the affirmative vote of the holders of not less than 70% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

14.	The provisions of Articles 8 through 15, inclusive, shall not be amended except upon the approval of the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote as shall be required by law. Notwithstanding the foregoing, if at least seventy percent (70%) of the members of the Board of Directors of the Corporation who have been in office for at least one year at the time of proposal of the amendment (or, if the Corporation has been in existence less than one year, since the inception of the Corporation) approve the amendment at a duly called and held meeting of the Board of Directors, such an amendment shall be approved pursuant to the applicable provisions of the BCL.